AMENDMENT TO

                    RESTATED CERTIFICATE OF INCORPORATION OF

                       SAFEGUARD HEALTH ENTERPRISES, INC.

                        (AS AMENDED THROUGH MAY 1, 2003)

The Corporation was originally incorporated in Delaware under the name "SFGD Reincorporation Company" on April 27, 1987, and the Restated Certificate of Incorporation was duly adopted in accordance with Section 245 and 242 of the General Corporation Law of Delaware on October 25, 2000 and amended as of May 30, 2002. The Corporation hereby amends the first paragraph of Article Fourth of the Restated Certificate of Incorporation so that the first paragraph of Article Fourth reads as follow:

"FOURTH. The total number of shares of stock that the corporation shall have authority to issue is Eighty-Five Million (85,000,000), of which Fifty-Four Million (54,000,000) shares are Common Stock, par value one cent ($.01) per share, and Thirty-One Million (31,000,000) shares are Preferred Stock, par value one cent ($.01) per share."

All other terms of the Company's Restated Certificate of Incorporation dated as of October 25, 2000, as amended as of May 30, 2002, shall remain the same.

We, the undersigned, do hereby certify that the forgoing is a true and correct Amendment to the Restated Certificate of Incorporation of SafeGuard Health Enterprises, Inc. a Delaware Corporation.

Executed  as  of  the  first  day  of  May  2003  at  Aliso  Viejo,  California.

SafeGuard  Health  Enterprises,  Inc.


By:  /s/  James  E.  Buncher              By:  /s/ Ronald  I.  Brendzel
   -----------------------------             -------------------------------
   JAMES  E.  BUNCHER                        RONALD  I.  BRENDZEL
   President and Chief Executive Officer     Senior Vice President and Secretary


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